Exhibit 10.53
TENNECO INC.
CASH-SETTLED
PERFORMANCE SHARE UNIT AWARD AGREEMENT
([INSERT PERFORMANCE PERIOD RANGE] Performance Period)

______________________
Participant Name

Effective as of [Grant Date] (the “Grant Date”), the Participant has been granted an Award under the Tenneco Inc. 2021 Long-Term Incentive Plan (the “Plan”) in the form of cash-settled performance share units (“PSUs”) with respect to the number of shares of Common Stock set forth herein (“Target PSUs”). The Award is subject to the following terms and conditions (sometimes referred to as this “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.
1.General Terms of the Award. The following terms and conditions apply to the Award:
Performance Period:        January 1, [INSERT] to December 31, [INSERT]
Target PSUs:            ______________________
Performance Targets:        [X%] based on Cumulative EBITDA Performance
                [X%] based on Net Leverage Ratio Performance
Appendix A of this Award Agreement, which is incorporated herein and forms a part of this Award Agreement, sets forth the manner in which the “Cumulative EBITDA Performance” and “Net Leverage Ratio Performance” are calculated for purposes of this Award Agreement for the Performance Period. Cumulative EBITDA and Net Leverage Ratio Performance are sometimes referred to herein individually as a “Performance Target” and collectively as the “Performance Targets”.
2.Determination of Amount of Award. The number of Target PSUs that shall become vested pursuant to this Award shall be based on satisfaction of the Performance Targets and continuing employment as described in this Award Agreement. The number of Target PSUs that shall become vested pursuant to this Award based on the satisfaction of the Performance Targets shall be determined in accordance with the following:
EBITDA Target PSUs. For purposes hereof, the Participant’s “EBITDA Target PSUs” are equal to [X]% of his or her total Target PSUs. The maximum number of EBITDA Target PSUs (expressed as a percentage, the “EBITDA Vesting Percentage”) to which the Participant may become entitled under the Award (subject to the terms and conditions of the Plan and this Award Agreement) is based on Cumulative EBITDA (calculated as described in Appendix A) achieved for the Performance Period against the Cumulative EBITDA Target established by the Committee for the Performance Period based on the following chart:

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Cumulative EBITDA Target	EBITDA Vesting Percentage
200% (maximum)
100% (target)
50% (threshold)
0%

(a)Net Leverage Ratio Target PSUs. For purposes hereof, the Participant’s “Net Leverage Ratio Target PSUs” are equal to [X%] of his or her total Target PSUs. The maximum number of Net Leverage Ratio Target PSUs (expressed as a percentage, the “Net Leverage Ratio Vesting Percentage”) to which the Participant may become entitled under the Award (subject to the terms and conditions of this Award Agreement) is based on the Net Leverage Ratio (calculated as described in Appendix A) achieved for the Performance Period against the Net Leverage Ratio Target established by the Committee for the Performance Period based on the following chart:

Net Leverage Ratio Target	Net Leverage Ratio Vesting Percentage
200% (maximum)
100% (target)
50% (threshold)
0%

(b)Determination of Performance Targets and Number of Vested Target PSUs. As soon as practicable following the end of the Performance Period, the Committee shall determine whether and the extent to which the Performance Targets have been satisfied for the Performance Period and the number of the Participant’s Target PSUs that become vested based on such performance, subject to the terms and conditions of Paragraph 3 and the other terms and conditions of this Award Agreement.
(c)Interpolation. Interpolation shall be used to determine the EBITDA Vesting Percentage and Net Leverage Ratio Vesting Percentage, as applicable, in the event the Cumulative EBITDA Ratio Target and/or Net Leverage Ratio Target, as applicable, does not fall directly on one of the ranks or targets, as applicable, listed in the above charts.
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3.Payment and Settlement of Award.
(a)Unvested Award. Except as otherwise specifically provided herein, the Participant shall have no right with respect to any payments or other amounts in respect of this Award until the Award is actually paid and settled on the Settlement Date (as defined below) and if the Participant’s Termination Date occurs before the Settlement Date, this Award shall immediately expire and shall be forfeited and the Participant shall have no further rights with respect thereto.
(b)Payment and Settlement Generally. Except as otherwise provided in this Paragraph 3, the payment and settlement of this Award shall be made following the end of the Performance Period as of a date determined by the Committee and no later than two and one-half months after the end of the Performance Period (such date, the “Settlement Date”). Unless otherwise provided by the Committee in accordance with the Plan, (i) the Award will be paid and settled in cash in an amount equal to (A) the fair market value of a share of Common Stock (determined as of the applicable Settlement Date), multiplied by (B) the number of vested Target PSUs with respect to which payment and settlement is being made. Upon settlement of the Award, the Award shall be cancelled.
(c)Termination for Death, Total Disability or Retirement. Notwithstanding the provisions of subparagraphs 3(a) and (b), if the Participant’s Termination Date occurs on or before the end of the Performance Period and on or after the first anniversary of the Grant Date:
(i)    as a result of the Participant’s death or Total Disability (as defined below), the Participant (or, in the event of his or her death, his or her beneficiary) shall be entitled to settlement of and payment with respect to that number of Target PSUs equal to the product of (A) 100% of the Target PSUs subject to this Award for the Performance Period, multiplied by (B) the Termination Multiplier (as defined below), which Target PSUs shall be paid and settled within sixty (60) days after the Participant’s Termination Date (and such date shall be the “Settlement Date” for purposes of this Award Agreement), or
(ii)    as a result of Retirement (as defined below), the Participant shall be entitled to payment and settlement of that number of Target PSUs equal to the product of (A) the number of Target PSUs to which the Participant would otherwise have been entitled pursuant to Paragraph 2 for the Performance Period had the Participant’s Termination Date not occurred prior to the end of the Performance Period, multiplied by (B) the Termination Multiplier, which Target PSUs shall be paid and settled on the Settlement Date (as defined in subparagraph 3(b)).
If the Participant’s Termination Date occurs after the end of the Performance Period and prior to the Settlement Date (as defined in subparagraph 3(b)) for the Performance Period as a result of the Participant’s death, Total Disability or Retirement, the Participant (or, in the event of his or her death, his or her beneficiary) shall be entitled to payment and settlement on the Settlement Date (as defined in subparagraph 3(b)) of that number of Target PSUs to which the Participant would have been entitled for the Performance Period had his or her Termination Date not occurred prior to the Settlement Date.
(d)Change in Control. In the event of a Change in Control, the terms of Article 6 of the Plan shall control.
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(e)Special Vesting Rules for Special Projects. If the Participant is assigned to a special project with a limited scope (as approved by the Committee and communicated to the Participant) and if the Participant’s Termination Date occurs prior to the Settlement Date (as defined in subparagraph 3(b) as a result of termination by the Company for reasons other than for cause on or after the first anniversary of the Grant Date, the Participant shall be entitled to payment and settlement with respect to 100% of the Target PSUs subject to the Award for the Performance Period, which Target PSUs shall be paid and settled within sixty (60) days after the Participant’s Termination Date (and such date shall be the “Settlement Date” for purposes of this Award Agreement).
(f)Certain Definitions. For purposes of this Award Agreement, the term:
(i)     “Total Disability” means an event that results in the Participant (A) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries;
(ii)    “Retirement” means the Participant’s termination of employment with the Company and its Subsidiaries after the date on which the Participant attains (A) age sixty-five (65) or (B) age fifty-five (55) and has completed at least ten (10) years of service with the Company and its Subsidiaries and is not for any other reason, including voluntary resignation, termination by the Company or a Subsidiary for cause, which shall include the failure of the Participant to meet the obligations required by his or her position (as determined in the reasonable discretion of the Company), or termination by the Participant for good reason or constructive discharge; and
(iii)    “Termination Multiplier” means a fraction, the numerator of which is the number of full months of the Participant’s employment during the Performance Period prior to his or her Termination Date and the denominator of which is the number of full months in the Performance Period.
(g)Effect of Contrary Terms in Employment Agreement. In the event that the Company (or any of its Subsidiaries) is a party to a written employment agreement with the Participant, and if the employment agreement is inconsistent with the provisions of this Paragraph 3, the terms of the employment agreement will take precedence over the foregoing provisions, as applicable, to the extent not inconsistent with the terms of the Plan.
4.Withholding.  All Awards and distributions under the Plan, including this Award and any distribution in respect of this Award, are subject to withholding of all applicable taxes, and the delivery of any cash or other benefits under the Plan or this Award is conditioned on satisfaction of the applicable tax withholding obligations. Such withholding obligations may be satisfied, at the Participant’s election, (a) through cash payment by the Participant or (b) through the surrender of cash to which the Participant is otherwise entitled under the Plan (including this Award); provided, however, that any withholding obligations with respect to any Participant shall be satisfied by the method set forth in subparagraph 4(b) (through the withholding of cash otherwise payable pursuant to this Award) unless the Participant otherwise elects in accordance with this Paragraph 4.
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5.Transferability.  This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.
6.Heirs and Successors.  If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of this Award Agreement. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant.
7.Administration.  The authority to administer and interpret this Award and this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award and this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award or this Award Agreement by the Committee and any decision made by it with respect to this Award or this Award Agreement is final and binding on all persons.
8.Addendum to Award Agreement. Notwithstanding any provision of this Award Agreement, if the Participant resides and/or works outside the United States of America (the “United States,” “U.S.” or “U.S.A.”), this Award shall be subject to the special terms and conditions set forth in the addendum to this Award Agreement (the “Addendum”) for the Participant’s country. Further, if the Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). The Addendum shall constitute part of this Award Agreement.
9.Adjustment of Award. The number of PSUs awarded pursuant to this Award may be adjusted by the Committee in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of the PSUs.
10.Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Committee or the Company at the Company’s principal offices, to the Participant at the Participant’s address as last known by the Company or, in any case, such other address as one party may designate in writing to the other.
11.Governing Law.  The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Illinois and applicable federal law.
12.Amendments.  The Board may, at any time, amend or terminate the Plan, and the Committee may amend this Award Agreement, provided that, except as provided in the Plan, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Award Agreement prior to the date such amendment or termination is adopted by the Board or the Committee, as the case may be. Without limiting the generality of the foregoing or of Paragraph 16, the Committee may amend or terminate this Award at any time prior to the Settlement Date in its sole discretion to exercise downward discretion in the amount payable under this Award if the Committee determines that the payout yielded or that would be yielded by this Award for the Performance Period does not accurately reflect the applicable performance for the Performance Period.
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13.Award Not Contract of Employment.  The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Award Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Award Agreement.
14.Unfunded Obligation. The Award shall not be funded, no trust, escrow or other provisions shall be established to secure payments and distributions due hereunder and this Award shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code. The Participant shall be treated as a general, unsecured creditor of the Company with respect to amounts payable hereunder and shall have no rights to any specific assets of the Company.
15.Severability.  If a provision of this Award Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
16.Plan Governs; Other Terms.  The Award evidenced by this Award Agreement is granted pursuant to the Plan, and this Award and this Award Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Award Agreement by reference or are expressly cited. Notwithstanding any other provision of the Plan or this Award Agreement, (a) all Awards are subject to the Company’s recoupment or clawback policies as applicable and as in effect from time to time, (b) if the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company or any of its Subsidiaries, any unpaid portion of the Award shall be forfeited and the Participant shall have no rights with respect thereto, (c) the Committee may, in its sole and absolute discretion, adjust any Performance Target or the calculation thereof, (d) nothing in this Agreement supersedes or limits the Committee’s authority under the Plan, and (e) this Award is subject to forfeiture if the Participant fails to accept the Award within the first twelve (12) months following the Grant Date in accordance with procedures established by the Company. The Participant may be required to agree to such additional terms and conditions as may be presented upon acceptance of the Award.
17.Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
18.Special Section 409A Rules.  It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):
(a)and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and
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(b)the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.
                            TENNECO INC.

______________________________
[TITLE]
ACCEPTED:

______________________________________________
Type or Print Legal Name             (Date)

_______________________________________________
Signature

________________________________________________
Social Security Number or National ID

________________________________________________
Street Address

________________________________________________
City/State/Zip/Country
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EXHIBIT A

Definitions and Calculation Methodologies

Net Leverage Ratio.

“Net Leverage Ratio” means Net Debt as reported under GAAP (total GAAP debt less GAAP cash) divided by Adjusted EBITDA, all as determined for calendar year [INSERT].

“GAAP” means generally accepted accounting principles.

“Adjusted EBITDA” means the Company’s Adjusted EBITDA as reported in the Company’s earnings release. Generally, the Adjusted EBITDA for any calendar year will be equal to the reported EBITDA for the Company for such calendar year, adjusted, if material, for (i) gains or losses on sales of assets, (ii) restructuring charges, (iii) asset impairments, (iv) asset write-downs, (v) litigation or claim judgments or settlements, (vi) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (vii) accruals for reorganization and restructuring programs, (viii) gains and losses that are treated as unusual in nature or that occur infrequently as defined under Accounting Standards Codification Topic 225 and/or in management’s discussion and analysis of financial condition and results of operations for the Company appearing in the Company’s annual report to stockholders for the applicable year, (ix) acquisitions or divestitures, and (x) other significant adjustments approved by the Committee.

In the event that the Net Leverage Ratio is to be determined based on a period other than a full calendar year, the Net Leverage Ratio shall be calculated as of (A) for the first year of the Performance Period, the most recently completed calendar quarter for which financial statements are available (and have been filed) using Adjusted EBITDA for the twelve (12) month period ending on such quarter and (B) for any other period, the most recently completed calendar year for which financial statements are available (and have been filed).

Cumulative EBITDA.
“Cumulative EBITDA” means the Company’s Adjusted EBITDA (as defined above) for the entire Performance Period or portion of the Performance Period, as applicable, for the calculation for which Cumulative EBITDA is to be determined.
In the event that Cumulative EBITDA is to be determined based on a period other than a full calendar year, Cumulative EBITDA shall be calculated on a pro rata basis to reflect the portion of the Performance Period elapsed through the date of the applicable determination.

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ADDENDUM TO
CASH-SETTLED PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Addendum to the Award Agreement includes additional terms and conditions that govern the Award if the Participant resides and/or works outside of the United States. If the Participant transfers to another country reflected in this Addendum, the additional terms and conditions for such country (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). Capitalized terms not defined in this Addendum but defined the Award Agreement or the Plan shall have the same meaning as in the Award Agreement or the Plan.

ALL NON-U.S. COUNTRIES
1.Withholding. For purposes of the Award Agreement the following provision shall replace Section 4 of the Award Agreement in its entirety.
      4. Withholding. Regardless of any action the Company and/or its Subsidiaries take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Subsidiaries (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including the grant, vesting or settlement of the PSUs; and (b) do not commit to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.
Further, if the Participant becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Participant’s employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
Prior to the relevant taxable or tax withholding event, as applicable, if the Participant’s country of residence (and country of employment, if different) requires withholding of Tax-Related Items, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Participant’s employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Participant’s employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) through a cash payment by the Participant or (ii) through the surrender of cash to which the Participant is otherwise entitled under the Plan (including this Award); provided, however, that any withholding obligations with respect to any Participant shall be satisfied by the method set forth in subparagraph (ii) (through the withholding of cash otherwise payable pursuant to this Award) unless the Participant otherwise elects in accordance with this Paragraph 4.

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates.
The Participant agrees to pay to the Company or the Participant’s employer any amount of Tax-Related Items that the Company or the Participant’s employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to settle the PSUs until arrangements satisfactory to the Company have been made in connection with the Tax-Related Items.
2.Compliance with Local Law. The Participant agrees to repatriate all payments attributable to the cash acquired under the Plan if required by and in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
3.No Advice Regarding Grant. No employee of the Company or its Subsidiaries is permitted to advise the Participant regarding his or her participation in the Plan. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors before taking any action related to the Plan.
4.Insider Trading; Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant acknowledges that, depending on the Participant’s or the Participant’s broker’s country of residence or where the shares of Common Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, or dispose of rights linked to the value of shares of Common Stock during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country. The Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any restrictions and is advised to speak to his or her personal advisor on this matter.

5.English Language. If the Participant is in a country where English is not an official language, the Participant acknowledges and agrees that it is the Participant’s express intent that the Award Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the PSUs, be drawn up in English. Further, the Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Award Agreement and any documents related to the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language. If the Participant has received the Award Agreement, the Plan or any other rules, procedures, forms or documents related to the PSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
6.Not a Public Offering. Neither the grant of the PSUs under the Plan nor the settlement of the PSUs is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.
7.Additional Requirements. The Company reserves the right to impose other requirements on the Award, any cash acquired pursuant to the Award and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
8.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company (and/or his or her employer, if applicable) holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, resident registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, award or benefit statements, any shares of Common Stock or directorships in the Company, details of all awards or any other entitlements to shares of Common Stock or cash awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan including, but not limited to the affiliates of the Company and/or the third party administrator engaged by the Company to administer the Plan, or any successor. These third party recipients may be located in the Participant’s country of residence (or employment, if different) or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s human resources representative.
The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any cash acquired. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.
The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s human resources representative.
Finally, the Company may rely on a different legal basis for the processing and/or transfer of Data in the future and/or request that the Participant provide another data privacy consent. If applicable and upon request of the Company or the Participant’s employer, the Participant agrees to provide an executed acknowledgment or data privacy consent form (or any other acknowledgments, agreements or consents) to the Company or the Participant’s employer that the Company and/or the Participant’s employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that the Participant will not be able to participate in the Plan if he or she fails to execute any such acknowledgment, agreement or consent requested by the Company and/or the Participant’s employer.
9.Nature of Grant. In accepting the grant of PSUs, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Committee at any time, as provided in the Plan and the Award Agreement;
(b)the grant of PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;

(c)all decisions with respect to future grants of PSUs or other grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an Award, the number of shares of Common Stock or cash subject to an Award, and the vesting provisions applicable to the Award;
(d)the grant of PSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Participant’s employer or any Subsidiary and shall not interfere with the ability of the Participant’s employer to terminate his or her employment or service relationship;
(e)the Participant is voluntarily participating in the Plan;
(f)the PSUs and the cash payment in settlement of the PSUs are not intended to replace any pension rights or compensation;
(g)the PSUs, the cash payment in settlement of the PSUs and the value of same, are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)the future value of the shares of Common Stock underlying the PSUs is unknown, indeterminable and cannot be predicted with certainty;
(i)unless otherwise determined by the Committee in its sole discretion, the Termination Date shall be effective from the date on which active employment or service ends and shall not be extended by any statutory or common law notice of termination period; the Committee or its delegate shall have the exclusive discretion to determine when the Termination Date occurs for purposes of this grant of PSUs;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the Participant ceasing to have rights under or to be entitled to PSUs, whether or not as a result of the Participant’s termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the PSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, its Subsidiaries or his or her employer;
(k)the Participant acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due pursuant to the settlement of the PSUs.

10.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Participant also agrees that all online acknowledgements shall have the same force and effect as a written signature.

EUROPEAN UNION (“EU”) AND THE UNITED KINGDOM
1.EU Age Discrimination Rules. If the Participant is resident or employed in a country that is a member of the EU or the United Kingdom, the grant of the Award and the Award Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Award Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

ARGENTINA
1.Securities Law Information. Neither the PSUs nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina.
2.Nature of Grant. The following provision shall supplement Section 9 of the “All Non-US Countries” portion of this Addendum:
By accepting the Award, the Participant acknowledges and agrees that the grant of PSUs is made by the Company (not the Participant’s employer) in its sole discretion and that the value of the PSUs or any cash acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including, but not limited to, the calculation of (a) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, etc., or (b) any termination or severance indemnities or similar payments.
If, notwithstanding the foregoing, any benefits under the Plan are considered salary or wages for any purpose under Argentine labor law, the Participant acknowledges and agrees that such benefits shall not accrue more frequently than on each Settlement Date.

AUSTRALIA
1.Compliance with Law. Notwithstanding anything else in the Award Agreement, the Participant will not be entitled to, and shall not claim, any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”), any other provision of the Corporations Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Participant’s employer is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.

2.Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).
BELGIUM
No country-specific provisions.
BRAZIL
1.Compliance with Law. By accepting the Award, the Participant agrees to comply with all applicable Brazilian laws and pay any and all applicable taxes associated with the vesting and settlement of the Award.
2.Nature of Grant. The following provision shall supplement Section 9 of the “All Non-US Countries” portion of this Addendum:
The Participant expressly agrees that (i) the benefits provided under the Award Agreement and the Plan are the result of commercial transactions unrelated to the Participant’s employment; (ii) the Award Agreement and the Plan are not part of the terms and conditions of the Participant’s employment; and (iii) the income from the Award, if any, is not part of the Participant’s remuneration from employment.

CANADA

THE FOLLOWING PROVISIONS APPLY IF THE PARTICIPANT IS A RESIDENT OF QUEBEC

1.Use of English Language. If the Participant is a resident of Quebec, by accepting the Award, the Participant acknowledges and agrees that it is the Participant’s express wish that the Award Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, either directly or indirectly, be drawn up in English.

Utilisation de la langue anglaise.  Si le Participant est un résident du Québec, en acceptant l’Attribution, le Participant reconnaît et convient avoir expressément exigé la rédaction en anglais de la Convention d’Attribution, de la présente Annexe, ainsi que de tous documents exécutés, avis donnés ou procédures judiciaires intentées relatifs, directement ou indirectement, à l’Attribution.

2.Data Privacy. The following provision shall supplement Section 8 of the “All Non-US Countries” portion of this Addendum:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes his or her employer, the Company, and any other Subsidiary to disclose and discuss the Plan with their respective advisors. The Participant further authorizes his or her employer, the Company, and any other Subsidiary to record such information and to keep such information in the Participant’s employee file.

3.Forfeiture upon Termination. This provision supplements Section 9(i) of the “All Non-US Countries” portion of this Addendum:
For purposes of the PSUs, notwithstanding Section 9(i) of the Addendum, the Committee or its delegate may provide that the Participant’s termination of employment will occur as of the date the Participant is no longer actually employed or otherwise rendering services to the Participant’s employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws or otherwise rendering services or the terms of the Participant’s employment or other service agreement, if any). In such case, unless otherwise provided in the Award Agreement or extended by the Company, the Participant’s right to vest in the PSUs under the Plan, if any, will terminate as of such date (the “Termination Date”). The Termination Date will not be extended by any common law notice period. Notwithstanding the foregoing, however, if applicable employment standards legislation specifically requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the PSUs under the Plan, if any will be allowed to continue for that minimum notice period but then immediately terminate effective as of the last day of the Participant’s minimum statutory notice period. In the event the date the Participant is no longer providing actual service cannot be reasonable determined under the terms of the Award Agreement and/or the Plan, the Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the PSUs (including whether the Participant may still be considered to be providing services while on a leave of absence). Unless the applicable employment standards legislation specifically requires, in the case of the Participant, the Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which his service relationship is terminated (as determined under this provision) nor will the Participant be entitled to any compensation for lost vesting.

CHINA
No country-specific provisions.
CZECHIA
No country-specific provisions.
FINLAND
No country-specific provisions.
FRANCE
1.Award Not French-Qualified. The PSUs are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. or L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended.
2.Use of English Language. By accepting the Award, the Participant acknowledges and agrees that it is the Participant’s express wish that the Award Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, either directly or indirectly, be drawn up in English.
Utilisation de la langue anglaise. En acceptant l’Attribution, le Participant reconnaît et convient avoir expressément exigé la rédaction en anglais de la Convention d’Attribution, de la présente Annexe, ainsi que de tous documents exécutés, avis donnés ou procédures judiciaires intentées relatifs, directement ou indirectement, à l’Attribution.

GERMANY
No country-specific provisions.
INDIA
No country-specific provisions.
ITALY
1.Plan Document Acknowledgement. In accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Addendum. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following Sections of the Award Agreement: (a) Section 1 (General Terms of the Award), (b) Section 2 (Determination of Amount of Award), (b) Section 3 (Payment and Settlement of Award), and (c) the terms and conditions of this Addendum.

JAPAN
No country-specific provisions.
KOREA
1.Data Privacy. By accepting the Award:
(a)The Participant agrees to the collection, use, processing and transfer of Data as described in Section 8 of the “All Non-U.S. Countries” portion of this Addendum; and
(b)The Participant agrees to the processing of the Participant’s unique identifying information (resident registration number) as described in Section 8 of the “All Non-U.S. Countries” portion of this Addendum.

MEXICO
1.Nature of Grant. The following provision shall supplement Section 9 of the “All Non-US Countries” portion of this Addendum:
By participating in the Plan, the Participant acknowledges, understands and agrees that: (a) the right to acquire cash under the Plan is not related to the Participant’s salary and other contractual benefits granted to the Participant by his or her employer (“Tenneco Mexico”); (b) any modification of the Plan or its termination shall not constitute a change or impairment to the terms and conditions of the Participant’s employment; and (c) any benefit derived under the Plan is not a fringe benefit.
2.Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 500 North Field Drive, Lake Forest, Illinois 60045 USA, is solely responsible for the administration of the Plan, and participation in the Plan and the acquisition of cash does not, in any way, establish an employment relationship between the Participant and the Company nor does it establish any rights between the Participant and Tenneco Mexico since the Participant is participating in the Plan on a wholly commercial basis.

3.Plan Document Acknowledgment. By accepting the terms of the Award Agreement, the Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement.

In addition, by accepting the terms of the Award Agreement, the Participant further acknowledges that he or she has read and specifically and expressly approves the provisions contained within Section 9 of the Addendum to the Award Agreement in which the following is clearly described and established: (a) participation in the Plan does not constitute an acquired right; (b) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (c) participation in the Plan is voluntary; and (d) the Company and its Subsidiary are not responsible for any decrease in the value of the shares of Common Stock underlying the Award.

Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages resulting from a termination of employment and withdrawal from the Plan, and therefore, the Participant grants a full and broad release to Tenneco Mexico, the Company and its Subsidiaries with respect to any claim that may arise under the Plan in this respect.
1.Naturaleza del Otorgamiento.  La siguiente disposición complementará la Sección 10 de la porción de este Apéndice llamada “Todas los Países no-Estadounidenses” (“All Non-US Countries,” en Inglés):

Al participar en el Plan, el Participante reconoce, entiende y acepta de que:  (a) el derecho de adquirir efectivo por medio del Plan no se relaciona con el salario del Participante o cualquier beneficios contractuales que se hayan sido otorgados al Participante por su empleador “Tenneco México”; (b) cualquier modificación al Plan o la terminación del mismo no constituirá un cambio o impedimento a los términos y condiciones del empleo del Participante; y (c) cualquier beneficio derivado por medio del Plan no es un beneficio adicional.

2.Declaración de Política.  La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el Plan en cualquier momento sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en 500 North Field Drive, Lake Forest, Illinois, 60045, EE.UU., es la única responsable por la administración del Plan, y la participación en el Plan y la adquisición de efectivo no establece, de forma alguna, una relación laboral entre el Participante y la Compañía, ni tampoco establece algún derecho entre el Participante y Tenneco México, ya que el Participante está participando en el Plan sobre una base completamente comercial.

3.Reconocimiento de los Documentos del Plan.  Al aceptar los términos del Convenio del Premio, el Participante reconoce que ha recibido una copia del Plan, que ha revisado el Plan y el Convenio del Premio en su totalidad y que los ha entendido completamente y acepta todas las disposiciones contenidas en el Pan y en el Convenio del Premio.
Adicionalmente, al aceptar los términos del Convenio del Premio, el Participante reconoce además que ha leído y que aprueba específica y expresamente los términos y condiciones contenidos en la Sección 10 de este Apéndice del Convenio del Premio en lo cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo son ofrecidos por la Compañía de forma completamente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía y sus Subsidiarias no son responsables por cualquier disminución en el valor de las Acciones.
Finalmente, el Participante declara por medio del presente que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación o daño alguno que se podrían resultar de la terminación del empleo del Participante o su salida del Plan y, por lo tanto, el Participante otorga el más amplio finiquito al Tenneco México, la Compañía y sus Subsidiarias con respecto a cualquier demanda que pudiera originarse en virtud del Plan en este respecto.

NETHERLANDS

No country-specific provisions.

POLAND
No country-specific provisions.
PORTUGAL
1.Language Consent. The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Award Agreement.
Conhecimento da Lingua. O Participante declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.

RUSSIA
1. Securities Law Information. These materials do not constitute advertising or an offering of securities in Russia.
SOUTH AFRICA
No country-specific provisions.

SPAIN
1.Securities Law Information. The PSUs do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Award Agreement (including this Addendum) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
2.Labor Law Acknowledgement. In accepting the Award, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan. The Participant understands and agrees that except as provided for in Section 3 of the Award Agreement, the Participant’s termination of employment for any reason (including for the reasons listed below) automatically will result in the loss of the Award that may have been granted to Participant and that has not vested as of the Termination Date.
In particular, the Participant understands and agrees that any unvested PSUs as of the Participant’s Termination Date will be forfeited without entitlement to a cash payment or to any amount as indemnification in the event of a termination by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient, and under Article 10.3 of Royal Decree 1382/1985.
Furthermore, the Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Award under the Plan to individuals who may be employees of the Company or its Subsidiaries. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or its Subsidiaries on an ongoing basis other than to the extent set forth in the Award Agreement. Consequently, the Participant understands that the Award is granted on the assumption and condition that the Award and the cash paid upon settlement shall not become a part of any employment or contract (with the Company or the Participant’s employer) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever will arise from the Award, which is gratuitous and discretionary, since the future value of the underlying shares of Common Stock is unknown and unpredictable. In addition, the Participant understands that the grant of the Award would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to Participant of the Award shall be null and void.

SWEDEN
1.Tax Withholding. The following provision supplements Section 1 of the “All Non-US Countries” portion of this Addendum:

Without limiting the Company’s and the Participant’s employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 1 of the Award Agreement, in accepting the grant of PSUs, the Participant authorizes the Company and/or the Participant’s employer’s to withhold cash otherwise deliverable to the Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Participant’s employer’s have an obligation to withhold such Tax-Related Items.

THAILAND
No country-specific provisions.
UNITED KINGDOM
1.Withholding. The following provision shall supplement Section 1 of the “All Non-US Countries” portion of this Addendum:
The Participant hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) his or her employer or by Her Majesty Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Participant also hereby agrees to indemnify and keep indemnified the Company and (if different) his or her employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Securities Exchange Act of 1934), the Participant may not be able to indemnify the Company or the Participant’s employer for the amount owed if the indemnification could be considered to be a loan. In this case, the amount which is owed and not collected or paid by the Participant within 90 days after the end of the UK tax year in which an event giving rise to the taxable event occurs may constitute an additional benefit to the Participant on which UK national insurance contributions may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Participant’s employer (as appropriate), the amount of any employee national insurance contributions due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in the Plan or this Award Agreement.
2.Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Award, whether or not as a result of termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award. Upon the grant of the Award, the Participant will be deemed to have waived irrevocably any such entitlement.
401884835-v3\NA_DMS

EMPLOYEE NON-DISCLOSURE AND RESTRICTIVE COVENANTS AGREEMENT
This Employee Non-Disclosure and Restrictive Covenants Agreement (this “Agreement”) is made and entered into by and between Tenneco Inc. (“Tenneco”) and the undersigned individual (“Employee”).
Recitals
A.Tenneco and its direct and indirect subsidiaries, including, without limitation, DRiV Incorporated, DRiV Automotive Inc., Tenneco Automotive Operating Company Inc., Pullman Company, Federal-Mogul Motorparts LLC, and Federal-Mogul Powertrain LLC, shall be referred to collectively and individually in this Agreement as the “Company.”

B.Employee’s entering into this Agreement is a condition of Tenneco making, and Employee accepting, an award under the Tenneco Inc. 2021 Long-Term Incentive Plan (the “Incentive Plan”), which award is being provided to Employee by Tenneco on behalf of itself and its affiliates as special consideration for agreeing to the terms and conditions of this Agreement.

C.Employee desires to be employed or continue to be employed by the Company. The Company desires to employ or continue to employ Employee provided it is afforded the protections of this Agreement. In the course of Employee’s employment by the Company, Employee (i) will have access to certain trade secrets and confidential information of the Company and (ii) will have access to, and help develop and maintain goodwill with, the Company’s customers and others with whom the Company has valuable business relationships.

D.To induce the Company to (i) employ or continue to employ Employee, (ii) provide Employee with the special consideration described in Section 1 below and (iii) give Employee access to certain of the Company’s trade secrets, confidential information and customer relationships, Employee is willing to enter into this Agreement for the protection of the Company’s trade secrets, confidential information and goodwill.

E.Unless otherwise defined in this Agreement, capitalized terms shall have the meanings given them in Section 16 below.

Agreement
In consideration of the foregoing recitals, the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

Section 1. Special Consideration. As special consideration and inducement for Employee to enter into to this Agreement, the Company is granting Employee an award under the Tenneco Inc. 20212 Long- Term Incentive Plan. Employee’s acceptance of the award shall be deemed to be acceptance of Employee’s agreement with the terms and conditions of this Agreement.

Section 2. Employment. The Company agrees to employ Employee, and Employee agrees to be employed with the Company. The Company and Employee acknowledge and agree that Employee’s employment with the Company is on an at-will basis and, accordingly, Employee’s employment may be terminated by either the Company or Employee at any time for any reason, with or without cause. This Agreement does not guarantee either the Company or Employee that the employment relationship will last for any specific duration of time. The Company and Employee agree that for purposes of this Agreement, any reference to Employee’s employment or similar phrase means not only Employee’s direct employment with the Company but also any engagement, either direct or through a third party, by which Employee is rendering services to the Company. Accordingly, “during Employee’s employment” or similar phrases shall mean any period during which Employee provides services to the Company in any manner, including, without limitation, as an employee, leased employee or independent contractor.
Section 3. Best Efforts and Duty of Loyalty. During Employee’s employment with the Company, Employee: (a) will devote Employee’s full work time and best efforts to the furtherance of the business of the Company; (b) will not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that is competitive with the Company’s business in any respect or make any preparations to engage in any competitive activities; and (c) will not take any action or make any omission that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with, or is detrimental to, the best interest of the Company.
Section 4. Company Property. Employee acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Employee receives or makes in the course of employment with the Company (or with the use of the Company’s time, materials, facilities or Confidential Information) are and shall remain the property of the Company, and Employee shall immediately deliver such property (including all copies, compilations, extracts and/or summaries) to the Company upon the Company’s request or upon termination of Employee’s employment for any reason.
Section 5. Prior Intellectual Property Agreement. Employee acknowledges and reaffirms all of Employee’s obligations set forth in any prior written agreement between Employee and Company that relate to handling confidential information, treatment of inventions and works made by employee, and/or assignment and ownership of intellectual property (the “Existing Intellectual Property Agreement”). All obligations of Employee and all rights of the Company set forth in the Existing Intellectual Property Agreement shall continue in effect. This Agreement supplements the Existing Intellectual Property Agreement to the extent it creates any additional obligations of Employee or rights of the Company.
Section 6. Confidentiality and Non-Disclosure.
(a)During Employee’s employment, the Company will provide Employee with access to certain Confidential Information. During Employee’s employment with the Company and thereafter, Employee will not use or disclose to others any of the Confidential Information that Employee acquires, receives or creates at any time during Employee’s employment with the Company, except (i) in the normal course of Employee’s work for and on behalf of the Company, (ii) with the prior written consent of the Company, (iii) as required by law or judicial process, provided Employee, if allowed by applicable law, promptly notifies the Company in writing of any subpoena or other judicial request for disclosure involving confidential information or trade secrets, and cooperates with any effort by the Company to obtain a protective order preserving the confidentiality of the confidential information or trade secrets, or (iv) in connection with reporting possible violations of law or regulations to any governmental agency or from making other disclosures protected under any applicable whistleblower laws. Employee agrees that the Company owns the Confidential Information and Employee shall have no rights, title or interest in any of the Confidential Information. Employee will not remove from the Company premises, or copy, duplicate or transmit, any materials containing any Confidential Information except as required in the ordinary course of performance of Employee’s duties for the Company or as directed by the Company. Additionally, Employee will abide by the Company’s policies protecting the Confidential Information, as such policies may exist from time to time. At the Company’s request or upon termination of Employee’s employment with the Company for any reason, Employee will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in Employee’s possession, custody or control. Upon termination of Employee’s employment with the Company for any reason, Employee will, if requested by the Company, provide the Company with a signed written statement disclosing whether Employee has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information previously in Employee’s possession, custody or control.

(b)Employee’s confidentiality/non-disclosure obligations under this Agreement shall continue after the Employment Termination Date. With respect to any particular trade secret information, Employee’s confidentiality/non-disclosure obligations shall continue as long as such information constitutes a trade secret under applicable law. With respect to any particular Confidential Information that does not constitute a trade secret or no longer constitutes a trade secret, Employee’s confidentiality/non-disclosure obligations shall continue as long as such information remains confidential and shall not apply to information that becomes generally known to the public through no fault or action of Employee.
(c)Defend Trade Secrets Act of 2016 Notice: Notwithstanding anything to the contrary in this Agreement or any policy of the Company, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the trade secret except pursuant to a court order. In the event a disclosure is made, and Employee files a lawsuit against the Company alleging that the Company retaliated against Employee because of his or her disclosure, Employee may disclose the relevant trade secret or confidential information to his or her attorney and may use the same in the court proceeding only if (A) Employee ensures that any court filing that includes the trade secret or confidential information at issue is made under seal; and (B) Employee does not otherwise disclose the trade secret or confidential information except as required by court order.

Section 7. Acknowledgement and Restrictive Covenants.
(a)During Employee’s employment with the Company and for a period of six (6) months immediately after the Employment Termination Date, Employee will not within the Restricted Geographic Area engage in (including, without limitation, being employed by, working for, or rendering services to) any Competing Business in any Prohibited Capacity if in such Prohibited Capacity for the Competing Business, Employee is working on, involved in, assisting in, or managing with respect to, the design, development, manufacture, production, provision or sale of any Competing Product. For purposes of clarity, if the Competing Business has multiple divisions, lines or segments, some of which are not competitive with the business of the Company, nothing in this Section 7(a) will prohibit Employee from being employed by, working for or assisting only that division, line or segment of such Competing Business that is not competitive with the business of the Company, provided Employee is not involved in a Prohibited Capacity in the design, development, manufacture, production, provision or sale of any Competing Product.

(b)In addition to and without limiting Section 7(a), during Employee’s employment with the Company and for a period of twenty-four (24) months immediately after the Employment Termination Date, Employee will not within the Restricted Geographic Area engage in (including, without limitation, being employed by, working for, or rendering services to) any Competing Business in any Prohibited Capacity if in such Prohibited Capacity for the Competing Business, Employee is working on, involved in, assisting in, or managing with respect to, the design, development, manufacture, production, provision or sale of any Restricted Competing Product. For purposes of clarity, if the Competing Business has multiple divisions, lines or segments, some of which are not competitive with the business of the Company, nothing in this Section 7(b) will prohibit Employee from being employed by, working for or assisting only that division, line or segment of such Competing Business that is not competitive with the business of the Company, provided Employee is not involved in a Prohibited Capacity in the design, development, manufacture, production, provision or sale of any Restricted Competing Product.

(c)In addition to and without limiting Section 7(a) and Section 7(b), during Employee’s employment with the Company and for a period of twenty-four (24) months immediately after the Employment Termination Date, Employee will not provide, sell, market, attempt to provide, sell or market, or assist any Person in the provision, sale or marketing of any Restricted Competing Product to a Company Customer with respect to whom, at any time during the two (2) years immediately preceding the Employment Termination Date, Employee provided or assisted in the provision of any products or services on behalf of the Company, Employee had any business contact on behalf of the Company, Employee made or assisted any sales on behalf of the Company, Employee had any relationship, business development, sales, service or account responsibility (including, without limitation, any supervisory or managerial responsibility) on behalf of the Company, or Employee had access to, or gained knowledge of, any Confidential Information concerning the Company’s business with such Company Customer, or otherwise solicit or communicate with any such Company Customers for the purpose of providing or selling any Restricted Competing Product.

(d)In addition to and without limiting Section 7(a), Section 7(b) and Section 7(c), during Employee’s employment with the Company and for a period of twenty-four (24) months immediately after the Employment Termination Date, Employee will not provide, sell, market, attempt to provide, sell or market, or assist any Person in the provision, sale or marketing of, any Restricted Competing Product to any Company Customer located in the Restricted Geographic Area or otherwise solicit or communicate with any Company Customer located in the Restricted Geographic Area for the purpose of providing or selling any Restricted Competing Product.

(e)During Employee’s employment with the Company and for a period of twenty-four (24) months immediately after the Employment Termination Date, Employee will not: (i) solicit, recruit, hire, employ, engage or attempt to hire, employ or engage any individual who is employed by (or otherwise engaged to render services for) the Company; (ii) assist any Person in the recruitment, hiring or engagement of any individual who is employed by (or otherwise engaged to render services for) the Company; (iii) urge, induce or seek to induce any individual to terminate his/her employment (or engagement) with the Company; or (iv) advise, suggest to or recommend to any Competing Business that it employ, engage or seek to employ or engage any individual who is employed by (or otherwise engaged to render services for) the Company.

(f)During Employee’s employment with the Company and for a period of twenty-four (24) months immediately after the Employment Termination Date, Employee will not urge, induce or seek to induce any of the Company’s customers, independent contractors, subcontractors, consultants, business partners, vendors, suppliers or any other Person with whom the Company has a business relationship to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, the Company.

(g)During Employee’s employment with the Company and for a period of twenty-four (24) months immediately after the Employment Termination Date, Employee will not make or publish any statement or comment that disparages or in any way injures the reputation and/or goodwill of the Company or any of its or their officers, directors or employees; provided, however, that nothing in this Section 7(g) is intended (i) to prohibit Employee from making any disclosures or statements in good faith in the normal course of performing Employee’s job duties for the Company; (ii) to prohibit Employee from making any disclosures as may be required or compelled by law or legal process; (iii) to prohibit Employee from making any disclosures or providing any information to a governmental agency or entity, including without limitation in connection with a complaint by Employee against the Company or the investigation of any complaint against the Company; or (iv) to intimidate, coerce, deter, or persuade Employee with respect to providing, withholding or restricting any communications whatsoever to the extent prohibited under 18 U.S.C. § 1512 or under any similar provision of state or federal law.

(h)Employee acknowledges and agrees that restrictive covenants contained in this Agreement prohibit Employee from engaging in certain activities directly or indirectly, whether on Employee’s own behalf or on behalf of any other Person.

(i)In the event Employee violates any restrictive covenant contained in Section 7 of this Agreement, the duration of all restrictive covenants shall automatically be extended by the length of time during which Employee was in violation of any such covenant, including, but not limited to, an extension equal to the time period from the date of Employee’s first violation until an injunction is entered enjoining such violation.

Section 8. Severability; Reformation of Restrictions. Employee and the Company consider the restrictive covenants contained in Section 7 of this Agreement to be reasonable in all respects, including the temporal duration, scope of prohibited activities and geographic area, particularly given that: (a) the Company is engaged in a highly competitive business; (b) Employee serves in a key managerial role with the Company; (c) Employee will have access to a substantial amount of the Company’s Confidential Information; and (d) Employee will be given access to and will help develop and maintain goodwill with the Company’s customers. Employee further acknowledges and agrees that the restrictions set forth in this Agreement will not pose any undue hardship on Employee and that Employee will reasonably be able to earn a livelihood without violating any provision of this Agreement. The covenants, provisions and restrictions in this Agreement are separate and divisible to the maximum extent possible, and to the extent any covenant, provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, the Company and Employee agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. If any particular covenant, provision or portion of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and/or scope of activity covered by any restrictive covenant or non-disclosure provision, or portion thereof, the Company and Employee agree that such covenant, provision or portion shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The Company and Employee agree that any court interpreting any restrictive covenant or non-disclosure provision of this Agreement shall, if necessary, reform any such provision to make it enforceable under applicable law.
Section 9. Remedies. Employee agrees that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury, and, accordingly, agrees that the Company shall be entitled to obtain equitable relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other remedies which may be available, including the recovery of monetary damages from Employee. In addition to all other relief to which it shall be entitled, the Company shall be entitled to recover from Employee all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails in any respect, including, but not limited to, any action or proceeding in which the Company seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement.
Section 10. No Conflicting Agreements. Employee hereby represents and warrants to the Company that (a) Employee’s employment by Company and the performance of Employee’s employment duties will not constitute a breach of any agreements to which Employee is a party, including, without limitation, any employment or noncompetition agreement with any former employer, or violate any court order to which Employee is subject; (b) Employee does not possess or have access to any tangible or digital materials containing any confidential or proprietary information belonging to any third party; and (c) Employee has not provided and will not provide to the Company, and will not use or disclose during the performance of Employee’s services for the Company, any third party’s documents, materials or information subject to any legally enforceable restrictions or obligations as to confidentiality or secrecy.
Section 11. Survival of Obligations. Employee acknowledges and agrees that certain of Employee’s obligations under this Agreement, including, without limitation, Employee’s intellectual property, non-disclosure and restrictive covenant obligations, shall survive the termination of Employee’s employment with the Company for any reason, whether or not such termination is voluntary or involuntary or whether or not it is with or without cause. Employee further acknowledges and agrees that: (a) Employee’s return of property, intellectual property, non-disclosure and restrictive covenants set forth in Section 4, Section 5, Section 6 and Section 7 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Employee’s covenants or obligations under Section 4, Section 5, Section 6 and Section 7 of this Agreement or preclude the Company from obtaining injunctive relief for Employee’s violation or threatened violation of such covenants; and (b) the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s enforcement of Employee’s covenants and obligations under this Agreement, including without limitation under Section 4, Section 5, Section 6 and Section 7.
Section 12. Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Michigan, without giving effect to any choice- of-law or conflict-of-law principle that would cause the application of the substantive law of any jurisdiction other than Michigan. This Agreement is intended, among other things, to supplement all applicable statutes protecting trade secrets and the duties Employee owes to the Company under the common law, including, but not limited to, the duty of loyalty. The Company and Employee agree that any legal action arising out of or relating to this Agreement, Employee’s employment with the Company or the termination of Employee’s employment shall be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in the State of Michigan; further, with respect to any such legal action, the Company and Employee hereby irrevocably consent and submit to the personal jurisdiction and venue of such courts located in the State of Michigan, and waive any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in the State of Michigan; provided, however, the foregoing shall not affect any right a party may have to remove a legal action from state to federal court. EMPLOYEE AND THE COMPANY EACH HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT WITH THE COMPANY.
Section 13. Successors and Assigns. The Company shall have the right to assign this Agreement. This Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee, his/her executors, administrators, personal representatives or other successors in interest. Employee shall not have the right to assign this Agreement.

Section 14. Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein. Except for reformation by a court as provided in Section 8, this Agreement may not be amended, supplemented, or modified except by a written document signed by both Employee and a duly authorized officer of the Company.
Section 15. No Waiver. The failure of the Company to insist in any one or more instances upon such performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.
Section 16. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings for purposes of this Agreement.
(a)“Company Customer” means: (i) any Person to whom the Company is selling or providing any products or services as of the Employment Termination Date; (ii) any Person to whom, as of the Employment Termination Date, the Company has contracted or otherwise entered into an arrangement to provide any product or service; and/or (iii) any Person to whom the Company provided or sold any products or services at any time during the one (1) year period immediately preceding the Employment Termination Date.

(b)“Competing Business” means any Person that develops, manufactures, produces, sells, distributes or provides any Competing Product and is competitive with the business of the Company.

(c)“Competing Product” means: (i) any product or service that is (or once developed would be) competitive with any of the types of products or services manufactured, produced, offered, sold or provided by the Company during Employee’s employment with the Company and as of the Employment Termination Date; and/or (ii) any product or service that is (or once developed would be) competitive with any of the types of products or services that the Company had under development during Employee’s employment with the Company and as of the Employment Termination Date.

(d)“Confidential Information” means any and all of the Company’s trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company and its business, including, without limitation, business processes, manufacturing processes, lists of customers, information pertaining to customers, marketing plans and strategies, information pertaining to suppliers, information pertaining to prospective suppliers, pricing information, engineering and technical information, software codes, cost information, data compilations, research and development information, product designs, business plans, financial information, personnel information, information received from third parties that the Company has agreed or is otherwise obligated to keep confidential, and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by Employee in rendering services for the Company.

(e)“Employment Termination Date” means Employee’s last day of employment (or engagement) with the Company regardless of whether such employment (or engagement) termination is voluntary or involuntary or with or without cause.

(f)“Person” means any individual or entity (including without limitation a corporation, partnership, limited liability company, trust, joint venture, association, or governmental entity or agency).

(g)“Prohibited Capacity” means: (i) the same or similar capacity or function to that in which Employee worked for the Company at any time during the two (2) year period immediately preceding the Employment Termination Date; (ii) any officer, director, executive or managerial capacity or function; (iii) any product development or improvement capacity or function; (iv) any research and development capacity or function;
(v) any sales or sales management capacity or function; (vi) any business development capacity or function;
(vii) any business advisory or consulting capacity or function; (viii) any ownership capacity (except Employee may own as a passive investment up to 2% of any class of securities that is listed or admitted to trading on a national securities exchange or otherwise publicly traded); and/or (ix) any capacity or function in which Employee likely would inevitably use or disclose the Company’s trade secrets and/or Confidential Information.
(h)“Restricted Competing Product” means: (i) any product or service that is (or once developed would be) competitive with any of the types of products or services manufactured, produced, offered, sold or provided by the division, business line, business unit or business segment of the Company with respect to which Employee is assigned and performs services or has responsibility for managing, in whole or in part, at any time during the two (2) year period immediately preceding the Employment Termination Date; (ii) any product or service that is (or once developed would be) competitive with any of the types of products or services manufactured, produced, offered, sold or provided by the Company and with respect to which, at any time during the two (2) year period immediately preceding the Employment Termination Date, Employee had any responsibility for (including any managerial or other oversight responsibility) the development, manufacture, production, sales or provision, or acquired any Confidential Information; and/or (iii) any product or service that is (or once developed would be) competitive with any of the types of products or services that the Company had under development as of the Employment Termination Date and with respect to which, at any time during Employee’s employment with the Company, Employee had any responsibility for (including any managerial or other oversight responsibility) the development, or acquired any Confidential Information.

(i)“Restricted Geographic Area” means: (i) the United States of America; (ii) each country in which the Company is conducting business, selling products or offering products for sale during Employee’s employment with the Company and as of the Employment Termination Date; (iii) each country in which Employee is engaged in any work, sales, marketing, service or other activities on behalf of the Company (or with respect to which Employee is responsible for managing or overseeing) as of the Employment Termination Date or at any time during the two (2) year period immediately preceding the Employment Termination Date; and/or (iv) the area comprising the sales, service, distribution or operational territory(ies) for which Employee has any sales, sales management, operational or any other managerial responsibility on behalf of the Company as of the Employment
Termination Date or at any time during the two (2) year period immediately preceding the Employment Termination Date.

Section 17. Voluntary Agreement; Construction; Counterparts. Employee acknowledges:

(a) Employee has been given reasonable time to consider this Agreement; (b) Employee has been given the opportunity to consult with Employee’s own attorney or other advisors if Employee so chooses; and (c) Employee is entering into this Agreement knowingly and voluntarily intending to be legally bound. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute one agreement. Signatures made or transmitted by facsimile or electronic means (including, without limitation, .pdf format, DocuSign, or any electronic signature complying with the U.S. federal ESIGN Act of 2000) are acceptable the same as original signatures for execution of this Agreement.
IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date upon which the Employee accepted the Award Agreement under the Incentive Plan.

COMPANY    EMPLOYEE
TENNECO INC.

/s/ Kaled Awada                             Signed Electronically
Name: Kaled Awada                        Employee
Title: Executive Vice President and
Chief Human Resources Officer    Acceptance Date